Exhibit 10.53

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is entered into, effective as of June 5, 2014 (the “Effective Date”), by and between Apollo Education Group, Inc. (the “Company”), and Gregory W. Cappelli (the “Executive”) (hereinafter collectively referred to as “the parties”).
WHEREAS, the Company currently has in effect an employment agreement with the Executive dated April 2, 2011 that has an initial term scheduled to expire on August 31, 2014, subject to automatic one–year renewals unless either the Company or the Executive provides notice of non-renewal on a timely basis;
WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive upon the terms and conditions set forth herein for an additional term ending August 31, 2017, and the Executive is willing to continue his employment with the Company on such terms and conditions through August 31, 2017; and
WHEREAS, the Company and the Executive desire to consolidate the Executive’s existing employment agreement with the Company into a new amended and restated agreement that extends the contract term and includes additional modifications that will be in effect during the extended term.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
1.Term. The Executive shall be employed for the term of this Agreement, which term shall begin on the Effective Date and expire on August 31, 2017 (the “Extended Term”), unless renewed as set forth below or terminated earlier pursuant to Section 6. This Agreement will automatically be renewed from year to year (each a “Renewal Year”), unless either the Company or the Executive will have given written notice to the other at least ninety (90) calendar days prior to the end of the Extended Term or any Renewal Year that the term of this Agreement will not be so renewed (a “Notice of Non-Renewal”). The period of time beginning on the Effective Date and ending on the Executive’s last day of employment with the Company shall be known as the “Term.”
2.    Employment.
(a)    Position.
(i)    The Executive will continue to be employed as, and hold the title of, the Company’s Chief Executive Officer (“CEO”). The Executive shall have primary responsibility for the implementation and execution of the Company’s strategic business plans and objectives as approved from time to time by the Company’s Board of Directors (the “Board”). The Executive shall have duties and responsibilities customary for a CEO. Executive shall also have such additional duties and responsibilities as directed and approved from time to time by the Board. The Executive shall report directly to the Board and shall have all the authority needed to perform the duties and undertake the responsibilities of his position. The Executive shall be involved in all the Company’s major strategic decisions relating to the scope of his responsibilities. The Executive will have the authority to hire appropriate personnel as may be needed to carry out his duties.
(ii)    For so long as Executive is serving as CEO, the Executive shall be deemed to be a Principal Executive Officer for purposes of the Company’s filings with the Securities and Exchange Commission, including periodic reports and other filings under the Securities Exchange Act of 1934, as amended.

(b)    Board Membership. The Company acknowledges that the Executive currently serves as a member of the Board. The Company shall, during the remainder of the Term, use its best efforts to have the Executive nominated for election and re-election as a Board member at all meetings of the Company’s Class B shareholders held during the Term at which Board members are to be elected.
(c)    Obligations. The Executive shall devote his full business time and attention to the business and affairs of the Company. During the Term, the Executive shall not engage in any other employment, service or consulting activity without the Board’s prior written approval. The foregoing, however, shall not preclude the Executive from (i) serving on any corporate, civic or charitable boards or committees on which he is serving on the Effective Date or on which he commences service following the Effective Date with the Board’s prior written approval or (ii) managing personal investments, so long as such clause (i) and (ii) activities do not interfere with the performance of the Executive’s responsibilities hereunder.
3.    Compensation Terms.
(a)    Compensation Components.
(i)    Annual Base Salary. The Executive’s annual rate of base salary, as in effect from time to time during the Term will be hereinafter referred to as the “Base Salary.” Such Base Salary will be payable in accordance with the Company’s customary payroll practices applicable to its executives and will be subject to the Company’s collection of all applicable withholding taxes.
(ii)    Annual Bonus. For each fiscal year completed during the Term, the Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based upon individual and Company performance goals that are established in good faith by the Compensation Committee of the Board (“Compensation Committee”) and that are reasonable in comparison to the individual and Company performance goals the Compensation Committee sets for the Company’s other executive officers (the “Target Bonus”). The Annual Bonus for each fiscal year shall be paid in accordance with the Company’s customary payroll practices during the first two and one-half (2½) months of the Company’s next following fiscal year, and will be subject to the Company’s collection of all applicable withholding taxes.
(iii)    Annual Equity Award. For each fiscal year of the Term, Executive shall be entitled to receive an annual equity award (“LTI Award”). The LTI Award may be provided to the Executive in the form of restricted stock units, performance share units, stock options, or such other method determined by the Compensation Committee in its discretion. The methodology for determining the percentage allocation for each LTI Award granted to Executive will be the same as the methodology used by the Compensation Committee for all other Section 16 officers. The LTI Awards granted during the Extended Term shall have the following vesting schedule:

	Vesting Schedule
	1st Anniversary of Grant Date	2nd Anniversary of Grant Date	3rd Anniversary of Grant Date
FY2015 Award (to be granted in August 2014)	33.3%	33.3%	33.3%
FY2016 Award (to be granted in August 2015)	33.3%	33.3%	33.3%
FY2017 Award (to be granted in August 2016)	50%	25%	25%

(b)	Compensation Arrangements for the 2015 Fiscal Year
(i)    Effective September 1, 2014 and continuing through the Company’s 2015 fiscal year, the Executive’s Base Salary, Target Bonus, and LTI Award grant date value shall be as follows:

Base Salary	$1,000,000
Target Bonus (as a percentage of Base Salary)	150%
LTI Award Grant Date Value	$7,000,000
The Executive’s Base Salary and Target Bonus shall not be reduced below the levels stated above during the Term.
(ii)    The Executive’s compensation package for the 2015 fiscal year described above, including Base Salary, target total cash compensation (Base Salary plus Target Bonus), and target total direct compensation (target total cash compensation plus annualized value of LTI Awards) were established by the Compensation Committee based on a review that included a comparison of the Executive’s compensation package to compensation data from a comparator group of companies determined by the Compensation Committee for its executive officers (the “Comparator Group”) and that used the Company’s compensation percentile objectives versus the Comparator Group (currently, these objectives are 50th percentile for target total cash compensation and 75th percentile for target total direct compensation) (the “Compensation Objectives”).
(c)    Compensation Arrangements for Fiscal Years after the 2015 Fiscal Year. With respect to the Executive’s compensation arrangements for services performed during the Company’s fiscal year commencing September 1, 2015, and with respect to each year of the Term, the Compensation Committee shall conduct an annual review of the Executive’s annual compensation arrangements in accordance with the process set forth in Section 3(b)(ii) above, provided that, and subject to the limitations set forth in Section 3(b)(i), the Compensation Committee has discretion to adjust the Executive’s compensation package as it deems appropriate based on the then-current Compensation Objectives (as set by the Compensation Committee from time to time), taking into account the Executive’s performance, the Company’s financial performance, total stockholder return and other factors that the Compensation Committee determines to be appropriate. For the avoidance of doubt, the Company agrees that the Executive’s compensation arrangements for the fiscal year commencing September 1, 2015 and thereafter during the Term shall be determined (subject to the limitations set forth in Section 3(b)(i)) by using (i) the same Comparator Group used for determining the compensation arrangements for the other Section 16 officers who report to the Executive, and (ii) target percentile objectives for target total cash compensation and for target total direct compensation that are no less than the target percentile objectives used for the other Section 16 officers who report to the Executive.
4.    Employee Benefits. Provided he otherwise satisfies any applicable eligibility requirements for participation, the Executive will be entitled to participate in the welfare, retirement, perquisite and fringe benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive’s participation in any such plans, practices and programs for which he satisfies the applicable eligibility requirements will be on the same basis and terms as are applicable to senior executives of the Company generally.

5.    Other Benefits.
(a)    Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company. Accordingly, the Executive shall submit appropriate evidence of each such expense within sixty (60) days after the later of (i) his incurrence of that expense or (ii) his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within ten (10) business days thereafter; provided, however, that (i) no expense shall be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year shall not affect the amounts reimbursable in any other calendar year and (iii) the right to such reimbursement may not be liquidated or exchanged for any other benefit.
(b)    Office and Facilities. The Executive will be provided with appropriate offices in Chicago, Illinois and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.
(c)    Vacation. During the Term, the Executive will be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided, however, that the Executive will be eligible for no less than four weeks of paid vacation per year.
6.    Termination. Except for a Notice of Non-Renewal, as described in Section 1, or a voluntary resignation by the Executive without Good Reason, the Executive’s employment hereunder may only be terminated in accordance with the following terms and conditions:
(a)    Termination by the Company without Cause. The Company will be entitled to terminate the Executive’s employment at any time by delivering a Notice of Termination to the Executive pursuant to Section 6(e); provided, however, that any termination of the Executive’s employment for Cause shall be governed by the provisions of Section 6(b).
(b)    Termination by the Company for Cause.
(i)    The Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by delivering to him a Notice of Termination. For purposes of the foregoing, any of the following shall constitute grounds for terminating the Executive’s employment for Cause: (A) the Executive’s pleading “guilty” or “no contest” to, or his conviction of, a felony or any crime involving moral turpitude, (B) his commission of any act of fraud or any act of personal dishonesty involving the property or assets of the Company intended to result in substantial financial enrichment to the Executive, (C) a material breach by the Executive of one or more of his obligations under Section 8 of this Agreement or under his Proprietary Information and Inventions Agreement with the Company, (D) a material breach by the Executive of any of his other obligations under this Agreement or any other agreement with the Company, (E) the Executive’s commission of a material violation of Company policy which would result in an employment termination if committed by any other employee of the Company or his gross misconduct, (F) the Executive’s material dereliction of the major duties, functions and responsibilities of his executive position (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), (G) a material breach by the Executive of any of the Executive’s fiduciary obligations as an officer of the Company or (H) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-

Oxley Act of 2002 or any securities exchange on which shares of the Company’s Class A common stock are at the time listed for trading. However, prior to any termination of the Executive’s employment for Cause based on any of the reasons specified in clauses (C) through (F) and the delivery of a Notice of Termination in connection therewith, the Company shall give written notice to the Executive of the actions or omissions deemed to constitute the grounds for such a termination for Cause, and the Executive shall have a period of not less than sixty (60) calendar days after the receipt of such notice in which to cure the specified default in his performance and thereby avoid a Notice of Termination under this subsection (b)(i).
(ii)    In the event the Executive is provided with a Notice of Termination under subsection (b)(i), the Notice of Termination shall specify a Termination Date that is no earlier than the third business day, and no later than the thirtieth business day, following the date of the Notice of Termination, and the Executive will have three (3) business days following the date of such Notice of Termination to submit a written request to the Board for a meeting to review the circumstances of his termination. If the Executive timely submits such a written request to the Board, the Board or a committee of the Board shall set a meeting whereby the Executive, together with his counsel, shall be permitted to present any mitigating circumstances or other information as to why he should not be terminated for Cause, and the Executive’s Termination Date shall be delayed until such meeting has occurred. Such meeting will be held, at the Executive’s option, either on a mutually agreeable date prior to the Termination Date specified in the Notice of Termination or on a mutually agreeable date within fifteen (15) calendar days after his timely written notice to the Company requesting such a meeting. Within five (5) business days after such meeting, the Board or committee of the Board, as applicable, shall deliver written notice to the Executive of its final determination and, if the termination decision is upheld, the final actual Termination Date. The specified Termination Date shall in no event be more than ten (10) business days after the date of such meeting. During the period following the date of the Notice of Termination until the Termination Date or other resolution of the matter, the Company shall have the option to place the Executive on an unpaid leave of absence. The rights under this subsection will not be deemed to prejudice the Executive’s other rights and remedies in any way or give rise to any waiver, estoppel, or other defense or bar. Without limiting the foregoing sentence and for purposes of clarification, the failure by the Executive to request a meeting under this subsection, to participate in a meeting that has been requested, or to present any evidence or argument will not prevent the Executive from making any claim against the Company, from seeking any legal or equitable remedy, or from putting forward any evidence or argument at any judicial or arbitral hearing.
(c)    Termination by the Executive. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below) no later than one hundred and twenty (120) calendar days following the act or omission which the Executive sets forth in such notice as grounds for a Good Reason termination, and (2) a Notice of Termination no later than the third business day following the Company’s failure to take appropriate remedial action within the applicable sixty (60)-day cure period provided below to the Company following the receipt of such Preliminary Notice. The Notice of Termination must specify a Termination Date that is within sixty (60) days following the expiration of the applicable sixty (60)-day cure period below in which the Company fails to take appropriate remedial action. For purposes of this Agreement, “Good Reason” means:
(i)    a material reduction in the scope of the Executive’s duties, responsibilities or authority;

(ii)    the repeated assignment to the Executive of duties materially inconsistent with the Executive’s position, duties, authority or responsibilities, or a materially adverse change in Executive’s reporting requirements as set forth in Section 2(a) hereof or an adverse change to his title set forth in Section 2(a) hereof: provided, however, that none of the following shall constitute Good Reason: (A) the occasional assignment of duties that are inconsistent with Section 2(a) hereof or (B) a ten percent (10%) or less aggregate reduction in the Executive’s Base Salary and Target Bonus if substantially all of the other executive officers of the Company are subject to the same aggregate reduction to their base salary and target bonuses;
(iii)    a relocation of the Executive’s principal place of employment other than in Chicago, Illinois; provided, however that travel to other locations as reasonably required to carry out the Executive’s duties and responsibilities hereunder and travel from time to time to the Company’s headquarters in Phoenix. AZ as reasonably requested by the Company shall not be a basis for a termination for Good Reason; or
(iv)    a material breach by the Company of any of its obligations under this Agreement.
In no event will any acts or omissions of the Company which are cured within sixty (60) days after receipt of written notice from the Executive identifying in reasonable detail the acts or omissions constituting “Good Reason” (a “Preliminary Notice of Good Reason”) be deemed to constitute grounds for a Good Reason resignation. A Preliminary Notice of Good Reason will not, by itself, constitute a Notice of Termination.
(d)    Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur until the earlier of (i) the date he first becomes eligible to receive benefits under such program or (ii) the date the Executive is deemed to have a Separation from Service (as defined below) by reason of such disability. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
(e)    Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive will be communicated by a written Notice of Termination to the other at least three (3) business days prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” will mean a notice which indicates the specific termination provision in this Agreement relied upon and will, with respect to a termination for Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment under the provision so indicated. Any termination by the Company under this Section 6 other than for Cause or by the Executive without Good Reason will be communicated by a written Notice of Termination to the other party fourteen (14) calendar days prior to the Termination Date specified in such notice. However, the Company may elect to pay the Executive in lieu of fourteen (14) calendar days’ written notice. For purposes of this Agreement, no such purported termination of employment pursuant to this Section 6 will be effective without such Notice of Termination.

(f)    Termination Date. “Termination Date” will mean in the case of the Executive’s death, the date of death; in the case of non-renewal of this Agreement pursuant to Section 1, the date that the Extended Term or a Renewal Year, as the case may be, expires; and in all other cases, the date specified in the Notice of Termination, subject to the applicable time limitations for such Termination Date as set forth above.
7.    Compensation Upon Termination.
(a)    If the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death or Disability, or if the Executive provides a Notice of Non-Renewal or gives a written notice of resignation without Good Reason, the Company’s sole obligations hereunder will be to pay the Executive or his estate the following amounts that the Executive earned pursuant to the provisions of this Agreement but that were not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 5(a) through the Termination Date, provided the Executive has submitted appropriate documentation for such expenses, and (iii) the amount of the Executive’s accrued but unpaid vacation time, if any, in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; (these amounts will collectively be referred to as the “Accrued Cash Obligations”). In addition to the Accrued Cash Obligations, in the event the Executive’s employment terminates by reason of his death or Disability, the Executive or his estate will be paid his Target Bonus, pro-rated for his actual period of service during the fiscal year in which such termination of employment occurs. Such pro-rated Target Bonus shall be paid to the Executive or his estate by the fifteenth day of the third calendar month following the date of the Executive’s termination of employment, subject to any required holdback under Section 12(b). Furthermore, if the Executive’s employment terminates as a result of death or Disability, then the Executive or his estate shall, solely for purposes of satisfying the service-vesting requirement of any unvested portion of any such equity award, receive an additional twelve (12) months of service-vesting credit. In addition, any stock option grant, to the extent vested (including the additional service vesting credit described above) and outstanding at the time of the termination of the Executive’s employment by reason of death or Disability, will remain exercisable for a twelve (12)-month period measured from the date of that termination event, but in no event beyond the expiration of the maximum stock option term. Notwithstanding the foregoing, in no event shall the Executive vest in any portion of any equity award, unless the applicable performance goal for that award, if any, is attained. The Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
(b)    If the Executive’s employment is terminated: (i) by the Company for any reason other than for Cause or Disability; (ii) by the Executive for Good Reason; or (iii) pursuant to a Notice of Non-Renewal delivered by the Company, the Executive will, in addition to the Accrued Cash Obligations, be entitled to the following compensation and benefits from the Company, provided and only if (x) the Executive executes and delivers to the Company a general release substantially in the form attached as Appendix B (the “Required Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after such termination of employment, (y) the Required Release becomes effective and enforceable in accordance with applicable law and (z) the Executive complies with the restrictive covenants set forth in Section 9:
(i)    a separation payment equal to (A) two times the Executive’s Base Salary in effect at the time of the Notice of Termination and (B) two times the average of his actual Annual Bonuses for the three fiscal years immediately preceding the fiscal year in which such termination of employment occurs, with such payment to be made in successive equal increments, in accordance with the Company’s normal payroll practices for salaried employees, over the one-year period measured from the date of the Executive’s Separation from Service due to such termination of employment, beginning on the first regular pay day within the sixty (60)-day period following the date of such Separation from Service on which the Required Release under this Section 7(b) is effective and enforceable following the expiration of any applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, then the first such installment shall not be paid until the end of such sixty (60)-day period. The remaining installments shall be paid on successive regular pay days for the Company’s salaried employees, beginning with the first such regular payday following the payment of the initial installment hereunder. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive’s right to receive such installments shall be deemed a right to receive a series of separate individual payments and not a right to single payment.
(ii)    an additional twelve (12) months of service-vesting credit solely for purposes of satisfying the service-vesting requirement of any unvested portion of any equity award whose vesting schedule has not been completed at the time of such termination; provided that in no event shall the executive vest in any portion of any equity award subject to a performance goal unless the applicable performance goal for that award is attained;
(iii)    an extended exercise period of twenty-four (24) months following the termination event to exercise any stock options that are vested (including the additional service vesting provided in Section 7(b)(ii) above) and outstanding at the time of such termination event, but in no event beyond the expiration of the maximum term of such stock option;
(iv)    the Company will make a lump sum cash payment (the “Lump Sum Health Care Payment”) to the Executive in the dollar amount determined by multiplying (A) the monthly cost that would be payable by the Executive, as measured as of his Termination Date, to obtain continued medical care coverage for himself and his spouse and eligible dependents under the Company’s employee group health plan, pursuant to their COBRA rights, at the level in effect for each of them on such Termination Date by (B) eighteen (18). The Company shall pay the Lump Sum Health Care Payment to the Executive concurrently with the first installment of the separation payment made to the Executive in accordance with Section 7(b)(i) of this Agreement. Notwithstanding the foregoing, the Lump Sum Health Care Payment shall not be subject to any holdback under Section 12(b), to the extent such payment does not exceed the applicable dollar amount under section 402(g)(1) of the Code for the year in which the Executive’s Separation from Service occurs. The Lump Sum Health Care Payment shall constitute taxable income to the Executive and shall be subject to the Company’s collection of all applicable withholding taxes, and the Executive shall receive only the portion of the Lump Sum Health Care Payment remaining after such withholding taxes have been collected. It shall be the sole responsibility of the Executive and his or her spouse and eligible dependents to obtain actual COBRA coverage under the Company’s group health care plan; and
(v)    the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.

(c)    The Executive shall have the right to resign, for any reason or no reason, at any time within the thirty (30) day period beginning six (6) months after the closing of a Change in Control (as defined in Section 10) and to receive, in connection with such resignation, the same severance benefits to which he would be entitled under Section 7(b) above had such resignation been for Good Reason and payable at the same time as provided under Section 7(b); provided, however, that the Executive’s entitlement to severance benefits under this Section 7(c) shall be conditioned upon the satisfaction of each of the following requirements: (i) the Executive executes and delivers to the Company the Required Release within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after such resignation, (ii) the Required Release becomes effective and enforceable in accordance with applicable law and (iii) the Executive complies with the restrictive covenants set forth in Section 9 of this Agreement.
(d)    Except as otherwise provided in Section 7(b)(iv) above with respect to the Lump Sum Health Care Payment, all payments and benefits under this Section 7 shall be subject to the applicable holdback provisions of Section 12(b).
(e)    The Executive will not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, and no such payment or benefit will be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.
8.    Confidentiality.
(a)    The Executive hereby acknowledges that the Company may, from time to time during the Term, disclose to the Executive confidential information pertaining to the Company’s business, strategic plans, technology or financial affairs. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning the Company’s trade secrets, processes, systems, marketing strategies and future marketing plans, student enrollment lists, prospective course offerings, finances and financial reports, employee and faculty member information and other organizational information (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Company and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of his employment hereunder, and the Executive shall not retain any copies or excerpts of the returned items. The foregoing restrictions on the use, disclosure and disposition of the Company’s Proprietary Information shall also apply to the Executive’s use, disclosure and disposition of any confidential information relating to the business or affairs of the Company’s faculty, students and employees.
(b)    The Executive shall, throughout the term of this Agreement and thereafter, remain subject to the terms and conditions of the attached Proprietary Information and Intellectual Property Agreement with the Company, attached hereto as Appendix A.
(c)    The Executive shall not, in connection with his duties and responsibilities hereunder, improperly use or disclose any trade secrets or proprietary and confidential information of any former employer or other person or entity.
9.    Restrictive Covenants. At all times during the Executive’s employment with the Company, and for a period of one (1) year after the termination of his employment with the Company (the “Restriction Period”), regardless of the reason or cause for such termination, the Executive shall comply with each of the following restrictions:

(a)    The Executive shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, faculty members, consultants and independent contractors.
(b)    The Executive shall not directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
(c)    The Executive shall not, on his own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:
(i)    conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the education industry during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or
(ii)    permit his name to be used in connection with a business which is competitive or substantially similar to the Businesses.

Notwithstanding the foregoing: (i) the Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to the Business and (ii) the Executive’s employment with any investment banking firm, private equity fund, hedge fund or similar investment fund following the termination of his employment with the Company shall not be deemed a breach of his restrictive covenant under this Section 9(c), even though the Executive may be engaged in investment decisions pertaining to the education industry.
10.    Change in Control.
(a)    For purposes of this Agreement, the term “Change in Control” shall have the same meaning assigned to such term under the 2000 Stock Incentive Plan, as amended and restated from time to time, or any successor plan thereto (“the “Stock Incentive Plan”). Upon the occurrence of such Change in Control, any unvested stock options, restricted stock units, performance share units or other equity awards granted to the Executive and outstanding at that time, shall vest on an accelerated basis to the same extent as all other outstanding awards of the same type under the Stock Incentive Plan that are held by individuals who are executive officers of the Company at that time. However, the shares of the Company’s Class A common stock subject to restricted stock unit or performance share unit awards that vest upon the occurrence of such Change in Control shall not, to the extent they are subject to Code Section 409A, be issued at that time unless the Change in Control also constitutes a Qualifying Change in Control as defined in Section 10(b) below. In the absence of such Qualifying Change in Control, such shares shall be issued on each applicable date on which they would have otherwise vested and become issuable, in accordance with the terms of the applicable award agreements, had there been no Change in Control.

(b)    The term “Qualifying Change in Control” shall mean a change in control of ownership of the Company effected by one or more of the following transactions:
(i)    a merger or consolidation in which the Company is not the surviving entity and in which one person or a group of related persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or constituting more than fifty percent (50%) of the total fair market value of the Company’s outstanding securities;
(ii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company;
(iii)    any reverse merger in which the Company is the surviving entity but in which one person or a group of related persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or constituting more than fifty percent (50%) of the total fair market value of the Company’s outstanding securities;
(iv)    the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or constituting more than fifty percent (50%) of the total fair market value of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or
(v)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
11.    Benefit Limitation.
(a)    In the event it is determined that the Total Payments (as defined below) to be made to the Executive would otherwise exceed the amount that could be received by the Executive without the imposition of an excise tax under Section 4999 of the Code (the “Safe Harbor Amount”), then those Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of Code Section 280G and the Treasury Regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):
(A)    The Safe Harbor Amount, or

(B)	the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.

For purposes of this Section 11(a), the term “Total Payments” shall mean any payment or distribution of any type to or for the benefit of the Executive made by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax
All determinations under this Section 11 shall be made by an independent registered public accounting firm (the “Accounting Firm”); provided, however, such Accounting Firm shall not have an ongoing audit or consulting relationship with the Company at the time of its selection. In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 9 of the Agreement, and the amount of his potential parachute payment under Code Section 280G shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this Section 11, the Total Payments attributable to any cash severance payments otherwise due the Executive under Section 7 of this Agreement shall be reduced first (with such reduction to be applied pro-rata to each such severance payment and without any change in the applicable payment dates), then the accelerated vesting of any restricted stock unit or performance share unit awards made to him by the Company, shall be reduced as follows: first the accelerated vesting of the performance share unit award shall be reduced and then the accelerated vesting of the restricted stock unit awards shall be reduced in the reverse chronological order in which those awards would have vested in the absence of such acceleration, and finally the accelerated vesting of the Executive’s stock options shall be reduced (based on the amount of the parachute payment calculated for each such option in accordance with the Treasury Regulations under Code Section 280G), with such reduction to occur in the same reverse chronological order of the dates on in which those options were granted.
12.    Section 409A. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
(a)    It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be construed, interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
(b)    Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under this Agreement in connection with the termination of his employment with the Company (other than the portion of the Lump Sum Health Care Payment that is not in excess of the applicable dollar amount under Section 402(g)(1) of the Code for the year in which the Executive’s Separation from Service occurs) shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be at the time of such separation from service a “specified employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 12(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Agreement, including (without limitation) this Section 12(b), the following definitions shall be in effect:
(i)    “Separation from Service” shall mean the date on which the level of the Executive’s bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee during the immediately preceding thirty-six (36) months. Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive’s right to reemployment with the Company is provided either by statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of the leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive’s right to reemployment is not provided either by statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
(ii)    The Executive shall be deemed to remain an “Employee” for so long he remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
(iii)    “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
(c)    Should the Executive incur the 20% penalty tax imposed under Section 409A (the “Section 409A Penalty Tax”) with respect to one or more payments or benefits provided to him under this Agreement, then the Executive will be entitled to receive an additional payment (the “409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Penalty Tax imposed upon the Executive’s deferred compensation. The amount of the 409A Gross-Up Payment shall be calculated, by an

Accounting Firm mutually agreeable to the Company and the Executive, within ten (10) business days after it is first determined that the Executive is subject to the Section 409A Penalty Tax, and the 409A Gross-Up Payment so calculated shall be paid to or on behalf of the Executive within five (5) business days after the completion of such determination or (if later) at the time the related Section 409A Penalty Tax is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be greater than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 12(c), then within thirty (30) days following that Final Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new calculation of the 409A Gross-Up Payment based upon that Final Determination and provide the Company and the Executive with the supporting calculations for any supplemental 409A Gross-Up Payment attributable to that excess Section 409A Penalty Tax liability. The Company shall make the supplemental 409A Gross-Up payment to the Executive within five (5) business days following the completion of the applicable calculations or (if later) at the time such excess Section 409A Penalty Tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be less than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 12(c), then the Executive shall refund to the Company, within five (5) business days after receipt, any federal or state tax refund attributable to the overpayment of his Section 409A Penalty Tax. In no event shall any 409A Gross-Up Payment to which the Executive becomes entitled hereunder be made later than the later of (i) the end of the calendar year in which the related Section 409A Penalty Tax is remitted to the appropriate tax authorities or (ii) the end of the sixty (60)-day period measured from the date such tax is so remitted.
(d)    For purposes of Section 12(c), the term “Final Determination” shall mean an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Executive and the Company concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

13.    Legal Fees. Within fourteen (14) calendar days after the date this Agreement becomes effective, the Company will reimburse the Executive for his legal fees incurred in connection with the preparation and negotiation of this Agreement, up to a maximum dollar amount of $35,000.00.
14.    Indemnification. The Executive shall be covered by any policy of liability insurance which the Company maintains during the Term for its officers and directors (“D&O Insurance”), to the maximum extent of such coverage provided any other executive officer of the Company. The Company agrees to provide the Executive with information about all D&O Insurance maintained during the Term, including proof that such insurance is in place and the terms of coverage, upon the Executive’s reasonable request. In addition to any rights the Executive may have under such D&O Insurance, applicable law, or the articles of incorporation and bylaws of the Company and except as may be prohibited by applicable law, the Company agrees to indemnify, defend, and hold the Executive harmless from and against any and all claims and/or liability arising from, as a result of, or in connection with the Executive’s employment by the Company or any outside appointments and offices held at the Company’s request, except to the extent such claims or liability are attributable to the Executive’s gross negligence or willful misconduct.
15.    Injunctive Relief. The Executive expressly agrees that the covenants set forth in Sections 8 and 9 of this Agreement are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of the Company. The Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Section 8 or 9 of this Agreement by the Executive, and that injunctive relief against the Executive is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.
16.    Survival of Certain Provisions. The provisions of Sections 7, 8, 9, 11, 12, 14, 15, 16, 17, 18, 19, 20, 23 and 24 will survive any termination of this Agreement.
17.    Withholdings. Any compensation and/or benefits provided to the Executive by the Company shall be subject to the Company’s collection of all applicable payroll deductions and applicable withholding and payroll taxes.
18.    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein will include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein will mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
19.    Arbitration. Except as otherwise provided in Section 15, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration shall be conducted in Chicago, Illinois and in accordance with the American Arbitration

Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated. To the extent that any of the AAA rules or anything in the Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be borne by the Company. Each party will bear its or his own travel expenses and attorneys’ fees: provided, however that the arbitrator (i) shall award attorneys’ fees to the Executive with respect to any claim for breach of this Agreement on which he is the prevailing party and may award attorneys’ fees to the Executive as otherwise allowed by law and (ii) shall award attorneys’ fees to the Company with respect to any claim brought under Section 15 on which it is the prevailing party and may award attorneys’ fees to the Company with respect to any other claim on which it is the prevailing party and it is determined by the arbitrator that such claim by the Executive was frivolous in that it presented no colorable arguments for recovery; but the maximum amount of attorneys’ fees that may be awarded to the Company other than with respect to any claim brought under Section 15 shall not exceed one hundred thousand dollars ($100,000). The arbitration shall be instead of any civil litigation; and the Executive hereby waives any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this Section 19. Both parties agree that the state and federal courts located in Chicago, Illinois, will be the sole venue for any such action involving emergency injunctive relief, and the parties submit to personal jurisdiction in these courts for this purpose. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
20.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) will be in writing and will be deemed to have been given when personally delivered or on the third business day following mailing if sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:
To the Executive:
Gregory Cappelli
[At the most recent home address for the Executive on file with the Company in its personnel records]
With a copy to:
Peter Donati
Levenfeld Pearlstein, LLC
2 N. LaSalle, Suite 1300
Chicago, Illinois 60602
To the Company:
Apollo Education Group, Inc.
4025 South Riverpoint Parkway
Phoenix, AZ 85040
Attention: General Counsel

21.    Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this d Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.
22.    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument. An electronic facsimile of a signature, when delivered by the signing party to the non-signing party, will have the same force and effect as an original.
23.    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflict of law principles thereof.
24.    Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
25.    Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement referred to in Section 8, the documentation for past equity grants that may still be applicable to the Executive, and the documentation for the equity grants referred to in Section 3, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, including but not limited to the Amended and Restated Employment Agreement dated April 2, 2011, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

GREGORY W. CAPPELLI	APOLLO EDUCATION GROUP, INC.
/s/ Greg Cappelli	By: /s/ Fred Newton
Fred Newton SVP Chief Human Resources Officer

APPENDIX A

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT
This Proprietary Information and Intellectual Property Agreement (“PIIPA”) confirms certain terms of my employment with Apollo Education Group, Inc., is a condition of my employment, and is a material part of the consideration for my employment by the Company. The headings contained in this PIIPA are for convenience only, have no legal significance, and are not intended to change or limit this PIIPA in any matter whatsoever. Capitalized terms not defined in this PIIPA have the meanings ascribed to them in the Company’s Intellectual Property Policy, except as otherwise noted in the Definitions section of this PIIPA. I have read and agree to comply with such policy. I understand that the Intellectual Property Policy may be amended from time to time by the Company. I further understand and agree that I am obligated to comply with such amendments and will review this policy periodically to ensure that I am aware of such amendments. If there is any conflict between the terms of such policy and this PIIPA, the terms of this PIIPA will prevail.

A.    Definitions
1.    The “Company”
As used in this PIIPA, the “Company” refers to Apollo Education Group, Inc., each of its subsidiaries, parent companies, and successors and assigns. A subsidiary is any company that is directly or indirectly, wholly or partially, owned by Apollo Education Group, Inc. I recognize and agree that my obligations under this PIIPA and all terms of this PIIPA apply to me regardless of whether I am employed by or provide services to Apollo Education Group, Inc. or any subsidiary, parent company, successor or assign of Apollo Education Group, Inc.
2.    “Proprietary Information”
For purposes of this PIIPA, the term “Proprietary Information” will have the same meaning as it does under my Amended and Restated Employment Agreement with Apollo Education Group, Inc. dated June 5, 2014. I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
B.    Assignment of Rights and Confidentiality Requirements
All Proprietary Information is and shall be the sole property of the Company. I hereby grant and assign, and agree to grant and assign, to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.
At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company as specified in the Company’s Delegation of Authority (“DOA”), except as may be necessary in the ordinary course of performing my duties to the Company. I acknowledge that, without prejudice to any and all rights of the Company, an injunction is the only effective remedy to protect the Company’s rights and property as set out herein.

C.    Maintenance and Return of Company Documents and Materials
I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIPA. All Company Documents and Materials are and shall be the sole property of the Company.
I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIPA.
D.    Disclosure of Intellectual Property to the Company
I will promptly disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property (as defined below) which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, and any other property subject to legal protection by patents, copyrights, trademarks, and/or trade secrets, or which may become subject to legal protection hereafter, whether or not they were, are, or will be so protected, which are made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.
I will also disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Company Intellectual Property are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.
I agree to disclose Company Intellectual Property to the Company upon the first to occur of:
1.    Creation;
2.    A request by Intellectual Property (“IP”) Counsel, as appointed by the Company’s General Counsel, or a designee of IP Counsel;
3.    As required by any applicable External Sponsor contract, by this Agreement, or by any other Company policy;
4.    A determination is made by me that the Company or an External Sponsor may have an interest in the Intellectual Property.

I understand and agree that my disclosure of the creation of Company Intellectual Property must occur prior to any discussions or actions involving the Commercial Application of Company Intellectual Property and prior to any non-confidential presentation or other public release of the Company Intellectual Property. “Commercial Application of Intellectual Property” means any application of Intellectual Property in which an Employee or the Company intends to obtain, or is likely to receive, economic gain from the use or disposition of the Intellectual Property.
I further agree to disclose promptly to IP Counsel any potentially unauthorized use of Company Intellectual Property by a third party.
Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in Intellectual Property that does not qualify as Company Intellectual Property. “Company Intellectual Property” is Intellectual Property that: (a) is created in the scope of my employment; (b) is developed, in whole or in part, by the use of Company Resources (excluding resources accessed and used entirely as part of a student or faculty academic endeavor at any subsidiary); (c) relates to the business of the Company or to the Company’s actual or demonstrably anticipated strategies, plans or research and development; or (d) contains Company Proprietary Information. Company Resources include, but are not limited to the following resources owned or controlled by Apollo Education Group, Inc., or a subsidiary: facilities, computers, research funding, resources for asynchronous or distance learning programs, paid time within the employment period, assistance of support staff, telecommunication services, central computing resources, instructional or graphic design or other production services, Company trade secret information, and any other equipment, technologies or facilities.
E.    Right to New Ideas
1.    Assignment of Company Intellectual Property to the Company
I agree that all Company Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall not be the sole property of the Company so long as such Intellectual Property does not qualify as Company Intellectual Property.
The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Company Intellectual Property. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in Company Intellectual Property.
I agree to receive written approval from IP Counsel prior to incorporating, in any manner or fashion, any Intellectual Property not fully-owned by the Company into Company Intellectual Property.
If I incorporate any Intellectual Property in which I have an interest into Company Intellectual Property or any Company product, service, or process, I hereby grant and agree to grant to the Company a royalty-free, fully paid-up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute any such Intellectual Property as part of or in connection with Company Intellectual Property or Company product, service or process in any media now known or later developed.

Furthermore, if I incorporate, without prior written approval, any Intellectual Property in which any party other than the Company has an interest into Company Intellectual Property or any Company product, service, or process, I agree to indemnify the Company for any consequences of such incorporation.
2.    Works Made for Hire
I further acknowledge and agree that Company Intellectual Property, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in such works made for hire.
3.    Cooperation
I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIPA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Company Intellectual Property and improvements thereto in any and all jurisdictions. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint and agree to appoint the Company and its duly authorized officers and agents, as my agents and attorneys to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in the same manner as I could do to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with Company Intellectual Property and improvements thereto with the same legal force and effect as if executed by me.
4.    Assignment or Waiver of Moral Rights
Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” in applicable copyright or other legislation (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law of a jurisdiction, and to the extent the following is allowed by the laws in the various jurisdictions where Moral Rights exist, I hereby waive the whole of my Moral Rights in any work and warrant that any work created by me is original.
5.    List of Intellectual Property
I have attached hereto as Attachment 1 a complete list of all Intellectual Property or improvements to which I claim ownership and that I desire to remove from the operation of this PIIPA (except for the license granted in Section (E)(1) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIPA, I represent that I have no such Intellectual Property at the time of signing this PIIPA.

F.    Company Authorization for Publication
Prior to my submitting or disclosing for possible non-confidential publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s Intellectual Property or its business or anticipated research, I agree to deliver a copy of such material to an officer of the Company as specified in the DOA for his or her review and written consent. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Intellectual Property.
G.    Reformation and Severability
I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.
H.    Authorization for Post-Termination Notification of Obligations under PIIPA
I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my employment with the Company of my ongoing obligations under this PIIPA.
I.    Effective Date
This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company.
J.    Governing Law
Although I may work for the Company outside of Arizona or the United States, I understand and agree that this Agreement will be interpreted and enforced in accordance with the laws of the State of Arizona.
I HAVE READ THIS PIIPA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIPA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date:__________________________        _______________________________________
Gregory W. Cappelli

ATTACHMENT 1 TO APPENDIX A

The following is a complete list of all Intellectual Property relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), except for the license granted in Section (E)(2) of the PIIPA:

No Intellectual Property.

See below:

See _____ (#) additional sheets attached.

1.	I propose to bring to my employment the following materials and documents of a former employer or other person/entity:

No materials or documents

See below:

See ____ (#) additional sheet(s) attached:

Date:__________________________        _______________________________________
Gregory W. Cappelli

APPENDIX B
FORM OF GENERAL RELEASE
GENERAL RELEASE
This AGREEMENT is made as of ______________, 20____, by and between Gregory W. Cappelli (“Executive”), and Apollo Group, Inc. (the “Company”).
In consideration for the severance benefits offered by the Company to Executive pursuant to Section 7 of his Amended and Restated Employment Agreement with the Company dated _________, 2014 (the “Employment Agreement”), Executive agree as follows:
1.    Termination of Employment. Executive acknowledges that his employment with the Company is terminated effective ______________ (the “Termination Date”). Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.
2.    Waiver and Release.
(a)    Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.

B-1

(b)    The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to Sections 7 and Section 12(c) of the Employment Agreement or his rights to indemnification pursuant to Section 14 of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 2(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.
(c)    Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
(d)    Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.
(e)    Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.
(f)    This Agreement is binding on Executive, his heirs, legal representatives and assigns.
3.    Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 9 of the Employment Agreement and (iii) his obligations under Section 8 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.

B-2

4.    Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.
5.    Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Arizona.
6.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
7.    No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
8.    Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:
(a)    has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;
(b)    has been provided a consideration period of twenty-one calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;
(c)    is signing this Agreement knowingly and voluntarily; and
(d)    has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation must be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
Because of the revocation period, the Company’s obligations under this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
GREGORY W. CAPPELLI
______________________________         Date:________________________, 20____

B-3